Exhibit 99.1




Investor Contact: Ken Jones
                  864-597-8658
                                                                   NEWS RELEASE
Media Contact:    Debbie Atkins
                  864-597-8361


             DENNY'S CORPORATION REPORTS SECOND QUARTER 2004 RESULTS

         SPARTANBURG, S.C., July 29, 2004 -- Denny's Corporation (OTCBB: DNYY) today reported results for its second quarter ended June 30, 2004. Highlights included:

o Same-store sales for the second quarter increased 4.6% at company units and 4.8% at franchised units.
o Denny's ended the quarter with 556 company units, down 7 from the same time last year, and 1,063 franchised and licensed units, down 37 from last year.
o Total operating revenue increased $9.7 million, or 4.2%, to $239.7 million for the quarter.
o Operating income increased $3.0 million to $16.8 million for the quarter.
o Net loss for the quarter was $2.9 million compared with last year's net loss of $5.4 million.
o At quarter end, Denny's $155 million credit facility had net availability of $78 million.
o Subsequent to quarter end, Denny's closed a private placement of approximately
  48.4 million shares of common stock at a price of $1.90 per share yielding gross proceeds of approximately $92.0 million.

         Commenting on Denny's results for the second quarter, Nelson J. Marchioli, president and chief executive officer, said, "We are pleased to report solid sales growth and significant margin improvement during the second quarter. June marked our tenth consecutive month of positive same-store sales which benefited from growth in both guest counts and guest check average. In addition, our operating margins continued to improve despite a challenging cost environment for restaurants. The substantial investments we have made over the last few years in food, labor and facilities are beginning to have a meaningful impact on our financial results.

         "Without question our recent equity placement was a significant milestone in the Denny's turnaround. We appreciate the support provided by these investors and believe it is further confirmation of the strength of the Denny's brand and the steps we have taken to build upon that strong foundation," Marchioli concluded.

Second Quarter Results

         Denny's reported total operating revenue for the second quarter of $239.7 million, up $9.7 million from the prior year quarter. Company restaurant sales increased $9.4 million to $217.9 million as a same-store sales increase of 4.6% more than offset a seven unit decline in company-owned restaurants. Franchise revenue increased slightly to $21.8 million as a 4.8% same-store sales increase offset a 37-unit decline in franchised restaurants.

         Company restaurant operating margin for the second quarter increased by
2.7 percentage points to 13.9% of company sales compared with 11.2% of sales last year. A 2.9 percentage point decrease in payroll and benefit costs accounted for most of the margin improvement. Lower health benefit costs, as well as more efficient labor scheduling, offset an increase in restaurant-level incentive compensation. Product costs increased 0.5 percentage points due primarily to $1.0 million in deferred gain amortization in last year's quarter with no related benefit in this year's quarter. The Company, like most of the industry, has experienced commodity cost increases; however, higher food costs have been mitigated by managing menu mix and pricing.

         General and administrative expenses for the second quarter increased $1.2 million due primarily to higher incentive compensation expense (approximately $2.8 million) as well as the incurrence of costs related to exploring possible recapitalization alternatives (approximately $0.6 million). These expense increases were partially offset by reductions in other corporate overhead costs.

         Operating income for the quarter increased $3.0 million to $16.8 million, reflecting higher sales and improved margins. Operating income in last year's second quarter benefited from $2.6 million in gains on disposition of assets.

         Net loss for the second quarter was $2.9 million, or $0.07 per diluted common share, compared with last year's second quarter net loss of $5.4 million, or $0.13 per diluted common share.

Capital Structure

         As previously announced, on July 7, 2004 (subsequent to quarter end), the Company closed a private placement of approximately 48.4 million shares of its common stock sold at a price of $1.90 per share generating gross proceeds of approximately $92.0 million. The proceeds from the equity placement have been applied to reduce indebtedness and for general corporate purposes. As of today, the Company has repurchased approximately $35 million principal amount of its 11.25% Senior Notes, leaving a balance outstanding of $343.9 million. The Company has also repurchased approximately $9 million principal amount of its 12.75% Senior Notes, leaving a balance outstanding of $111.7 million. In addition, the Company has paid off the $40 million balance outstanding under the term loan portion of its credit facility. The Company is now evaluating further recapitalization alternatives which may include refinancing its credit facility as well as refinancing some or all of its remaining senior notes.

Revolving Credit Facility

         Effective June 30, 2004, commitments under the Denny's credit facility were reduced to $155 million as scheduled in the credit agreement. At the end of the second quarter, the credit facility consisted of outstanding term loans of $40 million, revolver advances of $2 million, and letters of credit of $35 million, leaving net availability of $78 million.

         As of today, with the prepayment of the term loan described above, commitments under the credit facility have been reduced to $115 million. The credit facility now consists of revolver advances of $5 million and letters of credit of $35 million, leaving net availability of $75 million.

Further Information

         Denny's will host its quarterly conference call for investors and analysts today, Thursday, July 29, 2004 at 1:00 p.m. EST. Interested parties are invited to join a live, listen only broadcast of the conference call. The call may be accessed through our website at www.dennys.com. On the front page of the website, follow the link to "About Us;" then follow the link to "Investor Info;" and then select the "Live Webcast" icon. A replay of the call may be accessed at the same location later in the day and will remain available for at least 30 days.

         Denny's is America's largest full-service family restaurant chain, consisting of 556 company-owned units and 1,063 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website referenced above.

         Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; the ability to refinance our credit facility on favorable terms; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in
Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).

                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)



                                                                Quarter                    Quarter
                                                                 Ended                      Ended
                                                                6/30/04                    6/25/03
                                                             ---------------            --------------
                                                             (In thousands, except per share amounts)
Revenue:
  Company restaurant sales                                 $      217,906             $      208,457
  Franchise and license revenue                                    21,835                     21,603
                                                             ---------------            --------------
    Total operating revenue                                       239,741                    230,060
                                                             ---------------            --------------
Costs of company restaurant sales                                 187,687                    185,192
Costs of franchise and license revenue                              7,049                      6,778
General and administrative expenses                                14,228                     13,044
Depreciation and amortization                                      14,194                     14,420
Restructuring charges and exit costs                                 (519)                      (982)
Impairment charges                                                    497                        410
Gains on disposition of assets and other, net                        (158)                    (2,552)
                                                             ---------------            --------------
    Total operating costs and expenses                            222,978                    216,310
                                                             ---------------            --------------
Operating income                                                   16,763                     13,750
                                                             ---------------            --------------
Other expenses:
  Interest expense, net                                            19,457                     18,989
  Other nonoperating expense (income), net                              1                       (127)
                                                             ---------------            --------------
    Total other expenses, net                                      19,458                     18,862
                                                             ---------------            --------------
Loss before income taxes                                           (2,695)                    (5,112)
Provision for income taxes                                            203                        265
                                                             ---------------            --------------
Net loss                                                   $       (2,898)            $       (5,377)
                                                             ===============            ==============


Basic and diluted net loss per share                       $        (0.07)            $        (0.13)
                                                             ===============            ==============

Basic and diluted weighted average shares outstanding              41,258                     40,743
                                                             ===============            ==============


                               DENNY'S CORPORATION
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)



                                                              Two Quarters              Two Quarters
                                                                 Ended                      Ended
                                                                6/30/04                    6/25/03
                                                             ---------------            --------------
                                                             (In thousands, except per share amounts)
Revenue:
  Company restaurant sales                                 $      425,668             $      407,901
  Franchise and license revenue                                    43,468                     43,000
                                                             ---------------            --------------
    Total operating revenue                                       469,136                    450,901
                                                             ---------------            --------------
Costs of company restaurant sales                                 369,607                    363,656
Costs of franchise and license revenue                             14,217                     13,270
General and administrative expenses                                29,409                     26,247
Depreciation and amortization                                      28,412                     28,677
Restructuring charges and exit costs                                 (414)                      (936)
Impairment charges                                                    497                        699
Gains on disposition of assets and other, net                        (232)                    (4,869)
                                                             ---------------            --------------
    Total operating costs and expenses                            441,496                    426,744
                                                             ---------------            --------------
Operating income                                                   27,640                     24,157
                                                             ---------------            --------------
Other expenses:
  Interest expense, net                                            38,925                     38,206
  Other nonoperating income, net                                      (64)                      (120)
                                                             ---------------            --------------
    Total other expenses, net                                      38,861                     38,086
                                                             ---------------            --------------
Loss before income taxes                                          (11,221)                   (13,929)
Provision for income taxes                                            407                        530
                                                             ---------------            --------------
Net loss                                                   $      (11,628)            $      (14,459)
                                                             ===============            ==============


Basic and diluted net loss per share                       $        (0.28)            $        (0.36)
                                                             ===============            ==============

Basic and diluted weighted average shares outstanding              41,161                     40,628
                                                             ===============            ==============



                               DENNY'S CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)


                                                                     6/30/04                12/31/03
                                                                 -----------------      -----------------
                                                                             (In thousands)
ASSETS
Current Assets
  Cash and cash equivalents                                    $        4,038         $        7,363
  Other                                                                23,544                 24,894
                                                                 -----------------      -----------------
                                                                       27,582                 32,257
                                                                 -----------------      -----------------

Property, net                                                         287,665                296,995
Goodwill                                                               50,404                 50,404
Intangible assets, net                                                 80,456                 83,879
Other assets                                                           39,317                 43,117
                                                                 -----------------      -----------------
     Total Assets                                              $      485,424         $      506,652
                                                                 =================      =================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
  Current maturities of notes and debentures                   $       42,274         $       51,714
  Current maturities of capital lease obligations                       3,331                  3,462
  Accounts payable and other accrued liabilities                      139,661                137,549
                                                                 -----------------      -----------------
                                                                      185,266                192,725
                                                                 -----------------      -----------------
Long-Term Liabilities
  Notes and debentures, less current maturities                       508,466                509,593
  Capital lease obligations, less current maturities                   28,411                 28,728
  Other                                                                87,575                 88,538
                                                                 -----------------      -----------------
                                                                      624,452                626,859
                                                                 -----------------      -----------------
     Total Liabilities                                                809,718                819,584
     Total Shareholders' Deficit                                     (324,294)              (312,932)
                                                                 -----------------      -----------------
     Total Liabilities and Shareholders' Deficit               $      485,424         $      506,652
                                                                 =================      =================



                               DENNY'S CORPORATION
                           Quarterly Operating Margins
                                   (Unaudited)


                                                          Quarter                     Quarter
                                                           Ended                       Ended
(In millions)                                             6/30/04                     6/25/03
                                                    ---------------------       ---------------------
Total operating revenue (1)                       $    239.7     100.0%       $     230.1   100.0%

Company restaurant operations: (2)
   Company restaurant sales                            217.9     100.0%             208.5   100.0%
   Costs of company restaurant sales:
      Product costs                                     56.4      25.9%              53.0    25.4%
      Payroll and benefits                              90.0      41.3%              92.2    44.2%
      Occupancy                                         12.1       5.6%              11.9     5.7%
      Other operating costs:
         Utilities                                       9.4       4.3%               9.1     4.3%
         Repairs and maintenance                         4.2       1.9%               4.3     2.1%
         Marketing                                       7.8       3.6%               6.8     3.3%
         Other                                           7.8       3.6%               7.9     3.8%
                                                    ---------------------       ---------------------
   Total costs of company restaurant sales             187.7      86.1%             185.2    88.8%
                                                    ---------------------       ---------------------
   Company restaurant operating margin (4)        $     30.2      13.9%       $      23.3    11.2%
                                                    ---------------------       ---------------------

Franchise operations: (3)
   Franchise and license revenue                        21.8     100.0%              21.6   100.0%
   Costs of franchise and license revenue                7.0      32.3%               6.8    31.4%
                                                    ---------------------       ---------------------
   Franchise operating margin (4)                 $     14.8      67.7%       $      14.8    68.6%
                                                    ---------------------       ---------------------

Total operating margin (1)(4)                     $     45.0      18.8%       $      38.1    16.6%

Other operating expenses: (1)(4)
   General and administrative expenses                  14.2       5.9%              13.0     5.7%
   Depreciation and amortization                        14.2       5.9%              14.4     6.3%
   Restructuring, exit costs and impairment             (0.0)     (0.0%)             (0.6)   (0.2%)
   Gains on disposition of assets and other net         (0.2)     (0.1%)             (2.6)   (1.1%)
                                                    ---------------------       ---------------------
   Total other operating expenses                 $     28.2      11.8%       $      24.3    10.6%
                                                    ---------------------       ---------------------

Operating income (1)                              $     16.8       7.0%       $      13.8     6.0%
                                                    =====================       =====================


  (1) As a percentage of total operating revenue
  (2) As a percentage of company restaurant sales
  (3) As a percentage of franchise and license revenue
  (4) Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margins may be considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

                               DENNY'S CORPORATION
                              EBITDA Reconciliation
                                   (Unaudited)


                                                      Quarter             Quarter            Two Quarters       Two Quarters
                                                       Ended               Ended                 Ended              Ended
(In millions)                                         6/30/04             6/25/03               6/30/04            6/25/03
                                                   ---------------    ----------------      ----------------   ----------------

Net loss                                         $          (2.9)   $          (5.4)      $         (11.6)   $         (14.5)

Provision for income taxes                                   0.2                0.3                   0.4                0.5
Interest expense, net                                       19.5               19.0                  38.9               38.2
Depreciation and amortization                               14.2               14.4                  28.4               28.7

                                                   ---------------    ----------------      ----------------   ----------------
EBITDA (1)                                       $          31.0    $          28.3       $          56.1    $          53.0
                                                   ===============    ================      ================   ================


(1) We believe that, in addition to other financial measures, EBITDA is an appropriate indicator to assist in the evaluation of our operating performance because it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. However, EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.


                                                      Quarter             Quarter            Two Quarters       Two Quarters
                                                       Ended               Ended                 Ended              Ended
(In millions)                                         6/30/04             6/25/03               6/30/04            6/25/03
                                                   ---------------    ----------------      ----------------   ----------------

Other financial data: (2)

Restructuring charges and exit costs             $          (0.5)   $          (1.0)                 (0.4)   $          (0.9)
Impairment charges                                           0.5                0.4                   0.5                0.7
Gains on disposition of assets and other, net               (0.2)              (2.6)                 (0.2)              (4.9)
Other nonoperating expense (income), net                     0.0               (0.1)                 (0.1)              (0.1)


(2)      The line items in this section are components of both net income and EBITDA as shown above.



                               DENNY'S CORPORATION
                                Statistical Data
                                   (Unaudited)


                                               Quarter         Two Quarters
Same-Store Sales                                Ended             Ended
(increase/(decrease) vs. prior year)           6/30/04           6/30/04
                                            ---------------   ---------------

Company-Owned Same-Store Sales                      4.6%               5.5%
   Guest Check Average                              3.4%               3.2%
   Guest Counts                                     1.1%               2.2%

Franchised Same-Store Sales                         4.8%               5.7%



                                                Quarter          Quarter            Two Quarters       Two QuarterS
Aggregate Unit Sales                             Ended            Ended                 Ended              Ended
($ in millions)                                 6/30/04          6/25/03               6/30/04            6/25/03
                                            ---------------   ---------------      ----------------   ----------------
   Company-Owned Units                    $       217.9     $        208.5       $       425.7      $        407.9



                                               Quarter           Quarter            Two Quarters       Two Quarters
Average Unit Sales                              Ended             Ended                 Ended              Ended
($ in thousands)                               6/30/04           6/25/03               6/30/04            6/25/03
                                            ---------------   ---------------      ----------------   ----------------

   Company-Owned Units                    $       393.0     $        372.2       $       766.1      $        727.0



                                                                    Franchised
Restaurant Units                                Company             & Licensed             Total
                                            -----------------    -----------------    ----------------

Ending Units 6/25/03                              563                 1,100                1,663

   Units Opened                                     0                    14                   14
   Units Acquired/Reacquired                        0                     0                    0
   Units Refranchised                              (1)                    1                    0
   Units Closed                                    (6)                  (52)                 (58)
                                            -----------------    -----------------    ----------------
      Net Change                                   (7)                  (37)                 (44)

Ending Units 6/30/04                              556                 1,063                1,619


